Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chemtura Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-21246, 33-42280, 33-67600, 333-62429, 333-60422, 333-87035, 333-71030, 333-71032, 333-87886, 333-123857, 333-126341 and 333-136217) on Form S-8 and registration statements (Nos. 333-123857, 333-119641, 333-35678 and 333-83901) on Form S-4 of Chemtura Corporation of our report dated March 2, 2009, with respect to the consolidated balance sheets of Chemtura Corporation and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Chemtura Corporation.

Our report dated March 2, 2009 contains an explanatory paragraph that states that the Company has limited liquidity, has suffered recurring losses from continuing operations, and has a significant amount of debt outstanding under agreements which include various covenants, certain of which the Company was not in compliance with at December 31, 2008 and which it does not expect to be in compliance with subsequent to the expiration of the waiver period for the balance of 2009 resulting in a working capital deficiency at December 31, 2008.  Such factors raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

Our report includes an explanatory paragraph which states that as discussed in Note 1 to Notes to Consolidated Financial Statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” and Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements in Current Year Financial Statements as of January 1, 2006, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as of January 1, 2007 and Statement of Financial Accounting Standards No. 157, Fair Value Measurements, specifically for financial assets and liabilities, as of January 1, 2008.

Our report with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the Company’s review of its income tax accounts has been identified and included in management’s assessment as of December 31, 2008.

/s/ KPMG LLP

Stamford, Connecticut
March 2, 2009